Exhibit 3.1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GOLDEN MINERALS COMPANY
a Delaware corporation

* * * * *

Pursuant to Section 242
of the Delaware General Corporation Law

* * * * *

Golden Mineral Company, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that:

1.     The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 6, 2009.

2.     The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 24, 2009.

3.     This First Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.     Article 4.1(a) of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety to read as follows:

(a)   The total number of shares of common stock, par value $0.01 per share (“Common Stock”), that the Company is authorized to issue is 100,000,000.

5.     Except as provided in this amendment, the Amended and Restated Certificate of Incorporation is unchanged and remains in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of the 2nd day of September, 2011.

Golden Minerals Company, a Delaware corporation

By:	/s/ Deborah Friedman